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                                                                   EXHIBIT 8(a)




                                        September 7, 1995


Union Tank Car Company
225 West Washington Street
Chicago, Illinois 60606

        Re:  Union Tank Car Company Pass Through Certificates
             Series 1995-A

Ladies and Gentlemen:

        We have acted as counsel to Union Tank Car Company, a Delaware corporation, and Procor Limited, a Canadian corporation ("Procor"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (Registration No. 33-61693), as amended by Amendment
No. 1 thereto (the "Registration Statement"). The Registration Statement relates to the Pass Through Certificates, Series 1995-A which will be issued under two separate Pass Through Trust Agreements to be dated as of September 20, 1995, one by and between the Company and The First National Bank of Chicago, a national banking association, as pass through trustee, and the other by and among the Company, Procor and The First National Bank of Chicago.

        We are of the opinion that the discussions in the Prospectus constituting a part of the Registration Statement under the captions "Certain Federal Income Tax Consequences" and "Certain Illinois Taxes", insofar as they relate to statements of law or legal conclusions, are correct in all material respects.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to our firm in the first paragraph under the caption "Certain Federal Income Tax Consequences" and under the caption "Certain Illinois Taxes" in the Prospectus constituting a part of the Registration Statement.

                                        Very truly yours,



                                        NEAL GERBER & EISENBERG